PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS FIRST QUARTER EARNINGS

QUAKERTOWN, PA (26 April 2007) QNB Corp. (OTC Bulletin Board: QNBC), the parent company of The Quakertown National Bank (QNB), reported net income for the first quarter of 2007 of $1,269,000, or $.40 per share diluted. These results compare to net income for the first quarter of 2006 of $1,678,000, or $.53 per share diluted.

Total assets at March 31, 2007 were $619,265,000, an increase of 6.9% from total assets of $579,191,000 at March 31, 2006. Over this same time period, loans increased $46,989,000, or 14.8%, while total deposits increased $31,087,000, or 6.8%. The strong growth in loans was funded primarily through the growth in deposits and the sale of investment securities.

Thomas J. Bisko, President and Chief Executive Officer said, “We are very pleased with the outstanding deposit and commercial loan growth achieved during the quarter, especially given the challenging operating environment.  Loan growth and relationship building remain the cornerstones of our strategic plan.  Our ongoing balance sheet management is designed to provide continuing benefits in the future.”

Net interest income for the first quarter of 2007 was $4,232,000, a $246,000 increase from net interest income reported for the same period in 2006. Contributing to the increase in net interest income when comparing the two quarters was a 6.1% increase in average earning assets, as well as the change in the mix of earning assets as higher yielding loans replaced lower yielding investment securities. The net interest margin for the first quarter of 2007 was 3.22%, compared to 3.26% for the first quarter of 2006 and 3.01% for the fourth quarter of 2006. The improvement in the net interest margin from the fourth quarter of 2006 reflects the growth in loans as well as the impact of selling lower yielding securities at a loss during the fourth quarter of 2006.

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Impacting the first quarter of 2007 was a $75,000 provision for loan losses. The continued growth in loans combined with net charge-offs of $83,000 during the first quarter of 2007 contributed to the need for the provision. There was no provision for loan losses during the first quarter of 2006. The allowance for loan losses of $2,721,000 represents .75% of total loans at March 31, 2007. Total nonperforming loans which represent loans on nonaccrual status or loans past due more than 90 days, were $363,000, or .10% of total loans, at March 31, 2007 compared with $425,000, or .12% of total loans, at December 31, 2006 and $14,000, or .00% of total loans, at March 31, 2006.

The results for the first quarter of 2007 were also negatively impacted by QNB’s election, effective January 1, 2007, to early adopt Financial Accounting Standards Board Statement No. 157 (SFAS No. 157), Fair Value Measurements and Financial Accounting Standards Board Statement No. 159 (SFAS No. 159), The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115.  Upon adoption of SFAS No. 159, QNB selected the fair value measurement option for various financial assets and liabilities, including $98 million of mortgage-backed securities and collateralized mortgage obligations previously classified as available-for-sale securities and Federal Home Loan Bank (FHLB) advances of $50 million. The initial fair value measurement of these items, as prescribed by SFAS No. 159, resulted in a cumulative-effect adjustment, net of tax, of $2.3 million, recorded as a reduction of retained earnings as of January 1, 2007. The impact of this charge on total shareholders' equity was offset by the year-end 2006 fair value adjustment of $1.8 million related to these specific investment securities recorded as an element of shareholders' equity in the accumulated other comprehensive loss account. Prior to the adoption of these standards, which the Board of Directors approved on April 12, 2007, QNB had intended to hold these securities until their scheduled maturity or until there was a market price recovery.

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As a result of QNB’s fair value measurement election for the above financial instruments, QNB recognized $282,000 of pretax unrealized trading losses in its first quarter earnings for the change in fair value of such instruments from the election date of January 1, 2007 to March 31, 2007. More information regarding the significant effects of adopting SFAS No. 157 and SFAS No. 159 will be disclosed in the first quarter 2007 10-Q to be filed in early May.

In April 2007, QNB restructured its balance sheet by selling the investment securities and repaying the $50 million of FHLB advances identified as trading assets and liabilities. The investment securities sold had a yield of approximately 4.26%, while the FHLB advances had a cost of 5.55%. The sale of investments and prepayment of FHLB advances resulted in trading gains of approximately $130,000 in April 2007 resulting from the change in value from March 31, 2007 to the trade date. In April, QNB entered into a $25 million repurchase agreement, with a large regional financial institution, at an average cost of 4.78% and purchased approximately $64 million in investment securities at an average yield of 5.51%. These transactions will better position the company to manage interest rate risk, as the securities sold were primarily bonds that had significant prepayment risk in a declining interest rate environment, while the FHLB borrowings were largely comprised of convertible advances that would convert from a fixed rate to a higher floating rate in an increasing rate environment. In addition to improving QNB’s interest rate risk profile, the transactions should increase net interest income and the net interest margin during the remainder of 2007 as well as future periods. The reduction of the amount of borrowings should also improve the Bank’s return on assets.

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Total non-interest income decreased $400,000 when comparing the first quarter of 2007 to the same period in 2006. As previously mentioned, the change in fair value of financial instruments accounted for under SFAS No. 159 contributed $282,000 of the decrease. In addition, the gain on sale of investment securities decreased $96,000 when comparing the two quarters.

Total non-interest expense increased $86,000, to $3,322,000, for the first quarter of 2007 as compared to the first quarter of 2006. The increase was centered in personnel costs, which increased $53,000, and net occupancy and equipment costs, which increased $55,000.

The provision for income taxes for the first quarter of 2007 increased $94,000. Positively impacting the provision for income taxes and net income during the first quarter of 2006 was the reversal of a portion of the tax valuation allowance related to the impairment of certain Fannie Mae (FNMA) and Freddie Mac (FHLMC) preferred stock issues. QNB’s reversal of $138,000 of the tax valuation allowance was a result of its ability to realize tax benefits due to realized capital gains and an increase in unrealized gains of certain equity securities.

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QNB Corp. offers commercial and retail banking services through the eight banking offices of its subsidiary, The Quakertown National Bank. In addition, QNB provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.

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QNB CORP.
(Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended
	March 31,
	2007	2006
INCOME:
Total interest income	$8,673	$7,427
Total interest expense	4,441	3,441
Net interest income	4,232	3,986
Provision for loan losses	75	-
Total non-interest income	808	1,208
Total non-interest expense	3,322	3,236
Income before income taxes	1,643	1,958
Provision for income taxes	374	280
Net income	$1,269	$1,678

NET INCOME PER SHARE:
Basic	$0.41	$0.54
Diluted	0.40	0.53
Dividends	0.22	0.21

SELECTED PERIOD END BALANCES:
Total assets	$619,265	$579,191
Federal funds sold	8,075	7,434
Investments	121,207	214,426
Trading assets	90,685	-
Loans held-for sale	85	125
Total loans	363,435	316,406
Allowance for loan losses	2,721	2,506
Deposits	491,167	460,080
Short-term borrowings	23,238	14,693
FHLB advances	50,927	55,000
Shareholders' equity	50,367	46,878

SELECTED RATIOS:
Return on average assets	.85%	1.18%
Return on average shareholders' equity	10.39%	14.06%
Net interest margin-tax equivalent	3.22%	3.26%
Efficiency ratio-tax equivalent	61.67%	58.06%
Average shareholders' equity to total average assets	8.16%	8.36%
Nonperforming assets to total assets	.07%	.00%
Allowance as a % of loans	.75%	.79%

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Contact: Thomas J. Bisko
                215-538-5612
                tbisko@qnb.com